Exhibit 24

AUTHORIZATION

The undersigned hereby appoints Ann D. Davidson and Allen E. Danzig each individually his authorized representative to execute and file with the Securities and Exchange Commission, in the name and on behalf of the undersigned, any and all of the following documents pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the Rules promulgated thereunder that relate to the securities of L3 Technologies, Inc.: (i) Initial Statement of Beneficial Ownership on Form 3, (ii) Statement of Changes in Beneficial Ownership on Form 4 and (iii) Annual Statement of Changes in Beneficial Ownership on Form 5.  This Authorization shall take effect as of the date hereof.

Date: May 3, 2017

By:	/s/ Thomas A. Corcoran
Thomas A. Corcoran